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                                                                   Exhibit 10.26

                        DESCRIPTION OF ARRANGEMENT WITH
                         SOMERSET CENTRAL CORPORATION

T. Jerome Madison is Vice-President, Chief Financial Officer, Secretary and a director of the Company. Mr. Madison's services are provided to the Company under an agreement between the Company and Somerset Central Corporation, a New Jersey corporation of which Mr. Madison is the sole stockholder and an officer and director. The arrangement calls for monthly payments of $13,750 plus expenses. For the year ended December 31, 1995, the Company recorded approximately $208,000 for services rendered and expenses reimbursed under the arrangement. The amount paid in respect of 1995 includes a one-time, $31,000 special fee earned for effecting certain specified events.